Exhibit (a)(1)(F)

This announcement is not an offer to purchase or a solicitation of an offer to sell shares. The Offer described below is made solely by the Offer to Purchase dated January 30, 2013 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

3,000,000 Shares of Common Stock

of

QUALSTAR CORPORATION

at

$1.65 PER SHARE

by

BKF Capital Group, Inc.

BKF Capital Group, Inc., a Delaware corporation, is making an Offer to purchase 3,000,000 shares of common stock, no par value per share, of Qualstar Corporation, a California corporation, at a price of $1.65 per share, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated January 30, 2013 and the related letter of transmittal that accompanies the Offer to Purchase. In this summary advertisement and the documents to which it refers regarding the Offer, BKF is referred to as the Purchaser and Qualstar is referred to as the Company.

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M. EASTERN TIME, ON FEBRUARY 28, 2013 UNLESS THE OFFER IS EXTENDED.

The Purchaser is making the Offer for the purpose of becoming the Company’s largest shareholder and thereby obtaining controlling influence over the Company. The Offer is not conditioned upon Purchaser obtaining financing.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the Offer. The Purchaser reserves the right, in its sole discretion, to extend the period of time during which the Offer is open. There will not be available a subsequent offering period following the expiration of the Offer.

On the terms of and subject to the conditions of the Offer and subject to the following sentence, promptly after the expiration time of the Offer, the Purchaser will accept for payment, and pay for, all shares of the Company’s common stock validly tendered to the Purchaser in the Offer and not validly withdrawn. If more than 3,000,000 shares are tendered and not validly withdrawn, the Purchaser will accept for payment and pay for 3,000,000 shares tendered, pro rata according to the number of shares tendered, adjusted by rounding down to the nearest whole number of shares tendered by each shareholder to avoid purchases of fractional shares, as appropriate. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, the shares validly tendered and not validly withdrawn if and when he Purchaser gives oral or written notice to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, of its acceptance for payment of such shares pursuant to the Offer.

Shareholders wishing to tender shares, but whose share certificates therefor are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may be able to tender their shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, the Purchaser will pay for shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the consideration paid for shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for shares.

In all cases, the Purchaser will pay for shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such shares or confirmation of a book-entry transfer of such shares into the Depositary’s account at The Depository Trust Company (DTC) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer. Thereafter, tenders of shares are irrevocable, except that they may also be withdrawn at any time after March 30, 2013, which is the 60th day after the commencement of the Offer, unless such shares have already been accepted for payment by the Purchaser pursuant to the Offer. For a withdrawal of shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn, the name of the registered holder of such shares, if different from that of the person who tendered such shares, and, if share certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, the serial numbers shown on such share certificates. The notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Withdrawal of shares tendered through the book-entry transfer procedures of DTC must comply with the withdrawal procedures of DTC system. Withdrawals of shares may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the expiration time of the Offer.

The Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of the Purchaser, the Depositary or the Information Agent referred to below, or any other person, will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. Shareholders should consult their tax advisors about the particular effect the proposed transactions will have on their shares and the tax consequences to them of participating in the Offer (including the application and effect of any state, local or foreign income and other tax laws).

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Purchaser is requesting from the Company its shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of shares whose names appear on the Company’s shareholder list and furnished for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

AST Phoenix Advisors

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

Banks and Brokers: (212) 493-3910

Toll-Free for Shareholders: (877) 478-5038